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                                                                     EXHIBIT 5.1

                                  July 2, 2002

Plantronics, Inc.
345 Encinal Street
Santa Cruz, California 95060


        RE:    REGISTRATION STATEMENT ON FORM S-3

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-3 to be filed by you with the Securities and Exchange Commission on or about July 5, 2002 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of the resale by Citicorp Venture Capital Ltd. (the "Selling Stockholder") of up to 1,000,000 shares of your common stock, par value $.01 per share (the "Shares"). As your counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with sales, if any, of the Shares by the Selling Stockholder.

        It is our opinion that, upon completion of the proceedings being taken or contemplated by us, as your counsel, to be taken prior to the issuance of the Shares, the Shares, when issued and sold in the manner described in the Registration Statement and in accordance with the resolutions adopted by Plantronics Inc.'s Board of Directors, will be legally and validly issued, fully paid and nonassessable.

        We consent to the use of this opinion as an exhibit to the Registration Statement, including the prospectus constituting a part thereof, and further consent to the use of our name wherever it appears in the Registration Statement and any amendments thereto.

                                           Very truly yours,

                                           WILSON SONSINI GOODRICH & ROSATI
                                           Professional Corporation

                                           /s/ WILSON SONSINI GOODRICH & ROSATI